As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-140958

SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 2007
(TO PROSPECTUS DATED JULY 27, 2007)

CWMBS, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CHL Mortgage Pass-Through Trust 2007-19
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-19

This Supplement modifies certain information contained in the Prospectus Supplement, dated October 29, 2007 (the “Prospectus Supplement”) relating to the Mortgage Pass-Through Certificates, Series 2007-19.

The section of the Prospectus Supplement titled “Servicing of Mortgage Loans—Countrywide Home Loans” on page S-40 of the Prospectus Supplement is modified by replacing the third paragraph of that section with the following paragraph:

On October 26, 2007, Standard & Poor’s Ratings Services changed its counterparty credit rating on Countrywide Home Loans from “A/A-1” to “BBB+/A-2”, and this rating remained on CreditWatch with negative implications. On August 16, 2007, Moody’s Investors Service changed its senior debt rating assigned to Countrywide Home Loans from “A3” to “Baa3” and its short-term debt rating assigned to Countrywide Home Loans from “Prime-2” to “Prime-3”, and Moody’s Investors Service also placed such ratings under review for further downgrade. On August 16, 2007, Fitch Ratings changed its long-term issuer default rating assigned to Countrywide Home Loans from “A” to “BBB+” and its short-term issuer default rating assigned to Countrywide Home Loans from “F1” to “F2”, and on November 6, 2007, Fitch Ratings affirmed its ratings, removed its ratings from “Rating Watch Evolving” status and assigned a “Rating Outlook Negative” to its ratings.

Countrywide Securities Corporation

This date of this Supplement is November 8, 2007.